FREE WRITING PROSPECTUS Dated September 8, 2011	Filed Pursuant to Rule 433 Registration No. 333-163392 Registration No. 333-163392-10

$1.26+BLN    Ally Auto Receivables Trust (ALLYA) 2011-4

Joint Books: Deutsche Bank (Str), BNP and CS

Co-Mgrs: BONYMellon, CIBC, Lloyds, SocGen, UniCredit

CLASS	QTY (MM)	WAL	LEGAL	MDY/S&P*	BENCHMARK SPREAD	YIELD	COUPON	PRICE
A1	$281.170	0.28	09/12	P-1/A-1+	i-LIBOR-4	0.31535%	0.31535%	100.00000
A2	$399.300	1.11	03/14	Aaa/AAA	EDSF+18	0.659%	0.65%	99.99103
A3	$414.280	2.33	09/15	Aaa/AAA	i-SWAPS+25	0.794%	0.79%	99.99378
A4	$166.820	3.51	06/16	Aaa/AAA	i-SWPS+39	1.147%	1.14%	99.98531
B	$47.200				NOT OFFERED
C	$37.080				NOT OFFERED

* Expected (sf) RATINGS

BBG Ticker:	ALLYA 2011-4
Registration	Public/SEC-Registered
Px Speed:	0.9 ABS 10% clean-up call
Settle:	9/14/2011
First Coupon:	10/17/2011
ERISA:	Yes
Denomination:	1k x 1k

DEUTSCHE BANK WILL BILL & DELIVER

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.